UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report: March 20, 2007

a21, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)

7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)	32256 (Zip Code)

Registrant’s telephone number, including areas code: (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2007, A.D. “Bud” Albers resigned from a21 Inc.’s Board of Directors. Mr. Albers’ resignation was due to professional and personal circumstances and, to the knowledge of a21, Inc., did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 22, 2007, the Board of Directors of a21, Inc. (“a21”) appointed John O. Hallberg to a21’s Board of Directors.

Mr. Hallberg has been the CEO of Children’s Cancer Research Fund, a 501(c)3 organization. Prior to joining CCRF and since 2001, Mr. Hallberg served as both a consultant and interim president to the Stationery Division of Diversified Graphics, Inc., a Minneapolis-based printing, fulfillment and stationery company, where he assisted in completing the recapitalization of the parent company and in completing a major acquisition which doubled the size of the stationery business. From 1998 to 2001, he held a senior executive role with Seattle-based Getty Images, helping them, among other things, to complete the acquisition and integration of two major competitors, as well as leading Getty’s Art.com division, a leading direct provider of online art products. Mr. Hallberg received his BA, magna cum laude, from Gustavus Adolphus College in St. Peter, Minnesota, and his MBA, with distinction, from The Wharton School at the University of Pennsylvania in Philadelphia.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release dated March 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC.

By:  /s/ Philip N. Garfinkle

Philip N. Garfinkle
Executive Chairman

Dated: March 26, 2007

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated March 26, 2007